APOGEE REPORTS RECORD FY17 RESULTS

–	Growth strategies, operational excellence fueled strong sales, earnings gains in FY17

–	FY17 full-year EPS increased 34% to $2.97 on revenues of $1.1 billion, up 14%

–	FY17 Q4 EPS rose 16% to $0.80 on revenues of $314 million, up 20%

–	Apogee provides FY18 outlook for continued growth

MINNEAPOLIS (April 13, 2017) - Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2017 full-year and fourth-quarter results. Apogee provides distinctive solutions for enclosing commercial buildings and framing art.

FULL-YEAR HIGHLIGHTS

–	Revenues of $1.1 billion were up 14 percent vs. prior-year period.

–	Operating income of $122.2 million was up 25 percent vs. prior-year period.

◦	Operating margin was 11.0 percent, up 110 basis points vs. prior-year period.

–	Earnings per diluted share of $2.97 were up 34 percent vs. prior-year period.

–	Generated $121.0 million in cash flow from operations.

–	Increased credit facility to fund strategic acquisitions that expand market opportunities.

–	Acquired significant framing systems business.

FOURTH-QUARTER HIGHLIGHTS

–	Revenues of $314.1 million were up 20 percent vs. prior-year period.

–	Operating income of $29.7 million was up 3 percent vs. prior-year period.

◦	Operating margin was 9.4 percent vs. 11.0 percent in the prior-year period.

–	Earnings per diluted share of $0.80 were up 16 percent vs. prior-year period.

–	Acquired the assets of Sotawall Inc., an approximately $100 million annual revenue framing systems business serving North American commercial construction projects.

–	Increased cash dividend 12 percent.

COMMENTARY
“As we execute our growth and operational excellence strategies, we delivered another year of increased revenues and earnings, with strong cash generation in fiscal 2017,” said Joseph F. Puishys, Apogee chief executive officer. “We once again drove revenue growth in all four segments by leveraging new geographies, products and markets for better than market growth. We also achieved margin improvement in our three architectural segments through our ongoing Lean, productivity, automation, project selection and pricing initiatives.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

“Collectively, our four business segments performed well in the fourth quarter, with double-digit operating income growth versus last year,” said Puishys. “Their performance was partly offset by increased corporate costs for insurance, warranty and compensation, as well as costs related to our fourth-quarter acquisition and other strategic growth initiatives, including M&A where we continue to be very active; in addition, we experienced higher raw material prices.

“Our full-year results, with revenues growing 14 percent and earnings per share up 34 percent, reflect successful execution of key strategies in commercial construction markets,” he said. “We are delivering on initiatives to better position Apogee over a cycle, including growing our share of mid-size projects in architectural glass, expanding our geographic presence and product offerings, further penetrating the retrofit market and executing acquisitions. We continue to have confidence in our ability to outperform our end markets, and again intend to do what we say we will do - further grow revenues and earnings in fiscal 2018.”

FY17 SEGMENT AND OPERATING RESULTS VS. PRIOR-YEAR PERIOD

Architectural Glass

–	Full-year revenues were up 9 percent on strong U.S. growth especially in the mid-size project sector.

–	Full-year operating income was up 26 percent and operating margin grew 140 basis points to 10.8 percent on increased volume, pricing, mix and productivity.

–	Fourth-quarter revenues of $112.3 million were up 14 percent, on strong U.S. growth in the mid-size project sector.

–	Fourth-quarter operating income was $13.8 million, up 14 percent.

◦	Operating margin was 12.3 percent, comparable to the prior-year period.

–	Segment backlog was $66.4 million, compared to $75.9 million in the fiscal 2017 third quarter.

◦
Revenue growth in architectural glass does not require an increase in backlog as it is a short lead-time business with a high level of book and bill activity within quarters. The segment continues to have the greatest visibility to future projects due to its daily interaction with architects.

Architectural Framing Systems

–	Full-year revenues were up 25 percent on expanded geographic penetration and introduction of new products.

–	Full-year operating income was up 40 percent and the operating margin grew 130 basis points to 11.6 percent on increases in productivity, volume, project selection and price.

–	Fourth-quarter revenues of $121.8 million were up 53 percent, with volume growth in all four ongoing businesses.

◦	Growth, excluding revenues from Sotawall which was acquired during the quarter, was 31 percent.

–	Fourth-quarter operating income grew to $9.7 million, up 26 percent.

◦
Operating margin was 8.0 percent, compared to 9.7 percent, due to increased raw material costs and project mix compared to the prior-year period, as well as the addition of Sotawall at lower margins as a result of acquisition-related amortization costs.

–	Segment backlog grew $81 million in the fourth quarter to $245.4 million.

◦	Acquisition of Sotawall in the fourth quarter added $69 million to the framing systems backlog.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Architectural Services

–	Full-year revenues were up 10 percent.

–	Full-year operating income was up 58 percent and the operating margin grew 200 basis points to 6.8 percent, on flow through of projects at higher margins, good execution and volume growth.

–	Fourth-quarter revenues of $66.0 million were down 14 percent on the timing of project activity.

–	Fourth-quarter operating income was $4.2 million, down 26 percent.

◦	Operating margin was 6.3 percent, compared to 7.3 percent, due to lower volume and project mix.

–	Segment backlog grew $60 million in the fourth quarter to $255.1 million.

◦
As expected, several projects entered backlog in the quarter, with the majority of these additions anticipated to generate revenue in fiscal 2019 and beyond. Segment backlog is expected to continue to grow early in fiscal 2018, although backlog trends in this segment are uneven.

Large-Scale Optical Technologies

–	Full-year revenues were up 1 percent, and the segment operating margin remained strong at 25.0 percent, down slightly as the segment continues to pursue new market opportunities.

–	Fourth-quarter revenues of $26.3 million were up 22 percent on the timing of customer orders.

–	Fourth-quarter operating income of $6.9 million was up 42 percent.

◦	Operating margin expanded 370 basis points to 26.0 percent due to a mix of higher-margin products and volume leverage.

Financial Condition
Apogee’s capital allocation strategy - rooted in strong cash flow - supports cash returns to shareholders and investments in future growth. Apogee generated $121 million in cash from operations during fiscal 2017, and has liquidity and flexibility under its expanded revolving credit facility. Apogee invested $135 million from cash and the credit facility in a fourth-quarter acquisition, and capital expenditures for the year were $68 million, primarily for increased capabilities and productivity. Also reflecting Apogee’s ongoing commitment to enhancing shareholder return, share buybacks and cash dividends totaled more than $25 million during fiscal 2017.

FY18 OUTLOOK
“For fiscal 2018, we expect continued top- and bottom-line growth as we execute our strategies to grow through new geographies, new products and new markets. We also anticipate margin improvement through our ongoing focus on operational performance, productivity and project selection,” said Puishys. “We expect to drive revenue growth of approximately 10 percent and deliver earnings of $3.35 to $3.55 per diluted share.”

Fiscal 2018 gross margin is expected to be approximately 28 percent and operating margin approximately 12.5 percent. Capital expenditures are anticipated to be $50 to $60 million, as Apogee invests primarily to increase capabilities and productivity.

“Apogee expects mid-single digit U.S. commercial construction market growth in fiscal year 2018, as market activity, the Architecture Billings Index, office employment and office vacancy rates all show positive momentum,” Puishys said. “With our internal market visibility from backlog, commitments and bidding activity and external metrics moving in the right direction, we see sustained U.S. non-residential market growth.”

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

TELECONFERENCE AND SIMULTANEOUS WEBCAST
Apogee will host a teleconference and webcast at 8 a.m. Central Time today, April 13. To participate in the teleconference, call (866) 525-3151 toll free or (330) 863-3393 international, access code 85978786. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on investors, then overview and then the webcast link on that page. The webcast also will be archived for replay on the company’s web site.

ABOUT APOGEE ENTERPRISES
Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products and services. The company is organized in four segments, with three of the segments serving the commercial construction market:

–	Architectural Glass segment consists of Viracon, the leading fabricator of coated, high-performance architectural glass for global markets.

–
Architectural Framing Systems segment businesses design, engineer, fabricate and finish the aluminum frames for window, curtainwall and storefront systems that comprise the outside skin of buildings. Businesses in this segment are: Wausau, a manufacturer of custom aluminum window systems and curtainwall; Sotawall, a manufacturer of unitized curtainwall systems; Tubelite, a fabricator of aluminum storefront, entrance and curtainwall products; Alumicor, a fabricator of aluminum storefront, entrance, curtainwall and window products for Canadian markets; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

–	Architectural Services segment consists of Harmon, one of the largest U.S. full-service building glass installation companies.

–	Large-Scale Optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer primarily for framing and display applications.

USE OF NON-GAAP FINANCIAL MEASURES
This news release and other financial communications may contain the following non-GAAP measures:

–
Backlog represents the dollar amount of revenues Apogee expects to recognize in the near-term from firm contracts or orders. The company uses backlog as one of the metrics to evaluate near-term sales trends in its business.

–	Free cash flow is defined as net cash provided by operating activities, minus capital expenditures. The company considers this measure an indication of the financial strength of the company.

–
Days working capital is defined as average working capital (current assets less current liabilities) multiplied by the number of days in the period and then divided by net sales in the period. The company considers this a useful metric in monitoring its performance in managing working capital.

–
Constant currency revenue excludes the impact of fluctuations in foreign currency on Apogee’s international operations. The company believes providing constant currency information provides valuable supplemental information regarding its results of operations, consistent with how it evaluates its performance. Constant currency percentages are calculated by converting prior-period local currency results using the current period exchange rates and comparing these converted amounts to current period reported results.

Apogee believes that these non-GAAP measures provide enhanced transparency with respect to revenue growth, cash management and operational management. These non-GAAP measures should be viewed in addition to, and not as an alternative to, the reported financial results of the company prepared in accordance with GAAP. Other companies may calculate these measures differently than Apogee, limiting the usefulness of the measure for comparison with other companies.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

FORWARD-LOOKING STATEMENTS
The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: (A) global economic conditions and the cyclical nature of the North American and Latin American commercial construction industries, which impact our three architectural segments, and consumer confidence and the conditions of the U.S. economy, which impact our large-scale optical segment; (B) fluctuations in foreign currency exchange rates; (C) actions of new and existing competitors; (D) ability to effectively utilize and increase production capacity; (E) product performance, reliability and quality issues; (F) project management and installation issues that could result in losses on individual contracts; (G) changes in consumer and customer preference, or architectural trends and building codes; (H) dependence on a relatively small number of customers in certain business segments; (I) revenue and operating results that could differ from market expectations; (J) self-insurance risk related to a material product liability or other event for which the company is liable; (K) dependence on information technology systems and information security threats; (L) cost of compliance with and changes in environmental regulations; (M) interruptions in glass supply; (N) loss of key personnel and inability to source sufficient labor; and (O) integration of recent acquisition. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended February 27, 2016.

Contact:    Mary Ann Jackson
Investor Relations
(952) 487-7538
mjackson@apog.com

(Tables follow)

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries
Consolidated Condensed Statement of Income
(Unaudited)
	Fourteen	Thirteen		Fifty-three	Fifty-two
	Weeks Ended	Weeks Ended	%	Weeks Ended	Weeks Ended	%
In thousands, except per share amounts	March 4, 2017	February 27, 2016	Change	March 4, 2017	February 27, 2016	Change
Net sales	$314,126	$262,149	20%	$1,114,533	$981,189	14%
Cost of sales	231,930	193,292	20%	822,510	737,619	12%
Gross profit	82,196	68,857	19%	292,023	243,570	20%
Selling, general and administrative expenses	52,528	39,969	31%	169,798	146,177	16%
Operating income	29,668	28,888	3%	122,225	97,393	25%
Interest income	210	219	(4)%	1,008	981	3%
Interest expense	477	116	311%	971	593	64%
Other income (expense), net	193	(338)	N/M	543	(457)	N/M
Earnings before income taxes	29,594	28,653	3%	122,805	97,324	26%
Income tax expense	6,475	8,718	(26)%	37,015	31,982	16%
Net earnings	$23,119	$19,935	16%	$85,790	$65,342	31%

Earnings per share - basic	$0.81	$0.69	17%	$2.98	$2.25	32%
Average common shares outstanding	28,705	28,819	—%	28,781	29,058	(1)%
Earnings per share - diluted	$0.80	$0.69	16%	$2.97	$2.22	34%
Average common and common equivalent shares outstanding	28,834	29,063	(1)%	28,893	29,375	(2)%
Cash dividends per common share	$0.1400	$0.1250	12%	$0.5150	$0.4550	13%

Business Segments Information
(Unaudited)
	Fourteen	Thirteen		Fifty-three	Fifty-two
	Weeks Ended	Weeks Ended	%	Weeks Ended	Weeks Ended	%
In thousands	March 4, 2017	February 27, 2016	Change	March 4, 2017	February 27, 2016	Change
Sales
Architectural Glass	$112,314	$98,644	14%	$411,881	$377,713	9%
Architectural Framing Systems	121,767	79,603	53%	385,978	308,593	25%
Architectural Services	66,003	76,842	(14)%	270,937	245,935	10%
Large-Scale Optical	26,328	21,667	22%	89,710	88,541	1%
Eliminations	(12,286)	(14,607)	(16)%	(43,973)	(39,593)	11%
Total	$314,126	$262,149	20%	$1,114,533	$981,189	14%
Operating income (loss)
Architectural Glass	$13,801	$12,099	14%	$44,656	$35,504	26%
Architectural Framing Systems	9,698	7,714	26%	44,768	31,911	40%
Architectural Services	4,158	5,624	(26)%	18,494	11,687	58%
Large-Scale Optical	6,854	4,831	42%	22,467	22,963	(2)%
Corporate and other	(4,843)	(1,380)	251%	(8,160)	(4,672)	75%
Total	$29,668	$28,888	3%	$122,225	$97,393	25%

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Consolidated Condensed Balance Sheets
(Unaudited)

In thousands	March 4, 2017	February 27, 2016
Assets
Current assets	$300,527	$336,793
Net property, plant and equipment	246,748	202,462
Other assets	237,383	118,185
Total assets	$784,658	$657,440
Liabilities and shareholders' equity
Current liabilities	$186,058	$177,381
Long-term debt	65,400	20,400
Other liabilities	62,623	53,464
Shareholders' equity	470,577	406,195
Total liabilities and shareholders' equity	$784,658	$657,440

Apogee Enterprises, Inc. & Subsidiaries
Consolidated Condensed Statement of Cash Flows
(Unaudited)
	Fifty-three	Fifty-two
	Weeks Ended	Weeks Ended
In thousands	March 4, 2017	February 27, 2016
Net earnings	$85,790	$65,342
Depreciation and amortization	35,607	31,248
Share-based compensation	5,986	4,923
Proceeds from new markets tax credit transaction, net of deferred costs	5,109	—
Other, net	(5,847)	(5,320)
Changes in operating assets and liabilities	(5,695)	32,750
Net cash provided by operating activities	120,950	128,943
Capital expenditures	(68,061)	(42,037)
Acquisition of businesses and intangibles	(134,953)	—
Change in restricted cash	(7,834)	—
Net sales (purchases) of marketable securities	32,728	(31,767)
Other, net	(2,659)	(4,052)
Net cash used in investing activities	(180,779)	(77,856)
Borrowings on line of credit, net	44,988	—
Repurchase and retirement of common stock	(10,817)	(24,911)
Dividends paid	(14,667)	(13,184)
Other, net	(842)	(3,310)
Net cash provided by (used in) financing activities	18,662	(41,405)
(Decrease) increase in cash and cash equivalents	(41,167)	9,682
Effect of exchange rates on cash	160	(1,397)
Cash and cash equivalents at beginning of year	60,470	52,185
Cash and cash equivalents at end of period	$19,463	$60,470

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com